EXHIBIT 12.1

March 19, 2020

Infuzed Brands Inc. 409 Granville Street, Suite 1000

Vancouver, British ColumbiaCanada V6C 1T2

Dear Sir/Madam:

Re:    Infuzed Brands Inc. (the “Company”)

We have acted as Canadian counsel for the Company in connection with the Company’s filing of an offering statement on Form 1-A filed on the date hereof (the “Offering Statement”) with the Securities and Exchange Commission (the “SEC”) pursuant to Regulation A under the United States Securities Act of 1933, as amended (the “Act”). The Offering Statement contemplates a Tier 2 offering (the “Offering”) of up to 71,000,000 units (each, a “Unit”) of the Company, at a price of US$0.40 per Unit.

Each Unit will consist of: (i) one common share, without par value, in the capital of the Company (a “Common Share”); and (ii) one-half of one common share purchase warrant (each whole warrant, a “Warrant” and, collectively, the “Warrants”). Accordingly, the Offering will constitute an offering of up to 71,000,000 Common Shares and up to 35,500,000 Warrants, with an additional 35,500,000 Common Shares underlying and issuable upon exercise of the Warrants.

Each whole Warrant will entitle the holder thereof to purchase one Common Share (a “Warrant Share”) at an exercise price of US$0.60 per Warrant Share, and will be exercisable starting from the date of issuance until any time prior to the date that is 24 months from completion of the initial public offering of the Company on the Canadian Securities Exchange or another recognized securities exchange.

If the Company sells all of the 71,000,000 Units being offered and all 35,500,000 Warrants underlying such Units are exercised in full, (i) the Company’s gross proceeds from the Offering will be $49,700,000 and (ii) after deducting estimated Offering expenses of $970,000, the Company’s net proceeds from the Offering will be approximately $48,730,000.

For the purposes of this opinion, the Units, Common Shares, Warrants and Warrant Shares shall be collectively referred to as the “Securities”.

Documents Reviewed

For the purposes of this opinion, we have examined and relied on, but have not participated in the preparation of, among other things, the following:

(a)	a certified copy of even date herewith of the constating documents and articles of the Company;

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(b)	a certificate of good standing dated March 19, 2020 issued by the British Columbia Registrar of Companies in respect of the Company (the “Certificate of Status”);

(c)	a copy of the form of subscription agreement pursuant to which Units will be sold under the Offering;

(d)	a copy of the form of warrant certificate that will govern each Warrant underlying Units sold pursuant to the Offering; and

(e)	resolutions of the directors of the Company, dated effective as of December 20, 2019 and February 3, 2020, relating to the Offering and the transactions contemplated thereby, including resolutions of the directors approving, among other things, the Offering, the form of subscription agreement to be entered into between the Company and purchasers of the Units and the form of the certificate representing the Warrants.

As to certain matters of fact, we have relied on a certificate of even date herewith of an officer of the Company (the “Officer’s Certificate”).

In preparation for the delivery of this opinion, we have examined the above-mentioned documents and we have examined all such other documents and made such other investigations as we consider relevant and necessary in order to give this opinion. In particular, we have not reviewed, and express no opinion on, any document that is referred to or incorporated by reference into the documents reviewed by us. As to various questions of fact material to this opinion which we have not independently established, we have examined and relied upon, without independent verification, certificates of public officials and officers of the Company including, without limitation, the Officer’s Certificate.

For purposes of the opinion set forth below, we have assumed:

(a)	the legal capacity of all individuals;

(b)	the genuineness of all signatures on, and the authenticity and completeness of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, conformed, telecopied, photostatic, electronically transmitted copies (including commercial reproductions);

(c)	the identity and capacity of any person acting or purporting to act as a corporate or public official;

(d)	the accuracy and completeness of all information provided to us by public officials or offices of public record;

(e)	the accuracy and completeness of all representations and statements of fact contained in all documents, instruments and certificates (including the Officer’s Certificate);

(f)	the accuracy and completeness of the minute books and all other corporate records of the Company reviewed by us;

(g)	the facts stated in the Certificate of Status continue to be true as of the date hereof;

(h)	the Units will be offered, issued and sold in compliance with applicable United States federal and state securities laws, and in the manner stated in the Offering Statement; and

(i)	that the facts stated in the Certificate of Status and the Officer’s Certificate shall continue to be true and correct as at the date of completion of the Offering.

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We have not undertaken any independent investigation to verify the accuracy of any of the foregoing assumptions.

Whenever our opinion refers to Common Shares to be issued as being “fully paid and non-assessable”, such opinion indicates that the holder of such Securities cannot be required to contribute any further amounts to the Company by virtue of his, her or its status as holder of such Securities, either in order to complete payment for the Securities, to satisfy claims of creditors or otherwise. No opinion is expressed as to the adequacy of any consideration received for such Securities.

We are qualified to practice law only in the Province of British Columbia. Our opinion below is limited to the existing laws of the Province of British Columbia and the federal laws of Canada applicable therein as of the date of this opinion and should not be relied upon, nor are they given, in respect of the laws of any other jurisdiction. In particular, we express no opinion as to United States federal or state securities laws or any other laws, rule or regulation, federal or state, applicable to the Company. We disclaim any obligation or duty to update this opinion to reflect any changes in such laws or other circumstances after the date hereof.

In rendering our opinion in paragraph 1 below as to the valid existence of the Company, we have relied solely on the Certificate of Status, a copy of which has been delivered to you.

Based and relying upon and subject to the foregoing and the qualifications expressed below, we are of the opinion that:

1.	The Company is a corporation existing under the Business Corporations Act (British Columbia) and has not been dissolved.

2.	The Units have been duly authorized by all necessary corporate action on the part of the Company and, when issued and sold in accordance with and in the manner described in the Offering Statement, shall constitute valid and binding obligations of the Company.

3.	The Common Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued and sold in the manner and under the terms described in the Offering Statement, shall be validly issued, fully paid and non-assessable.

4.	The Warrants have been duly authorized by all necessary corporate action on the part of the Company and, when issued and sold in accordance with and in the manner described in the Offering Statement, shall be created and validly issued by the Company and shall constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

5.	The Warrant Shares have been authorized and reserved for issuance and, when issued and delivered by the Company in accordance with the terms and conditions of the certificates representing the Warrants against payment of the exercise price therefor, shall be validly issued as fully paid and non-assessable Common Shares in the capital of the Company.

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We hereby consent to the filing of this opinion with the SEC as an exhibit to the Offering Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

This opinion letter is furnished to you at your request in accordance with the requirements of Item 17(12) of Form 1-A in connection with the filing of the Offering Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. No opinion is expressed as to the contents of the Offering Statement, other than the opinions expressly set forth herein relating to the Units, Common Shares, Warrants and Warrant Shares. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Yours truly,

SEGEV LLP

/s/ Segev LLP